UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2019

2050 MOTORS, INC.

(Exact name of Registrant as specified in its Charter)

California	001-13126	83-3889101
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1340 Brook Street, Unit M, St. Charles, Illinois 60714

(Address of principal executive offices)

(630) 708-0750

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [X]

2050 Motors, Inc. is referred to herein as “we”, “us”, or “us” or “2050”).

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 22, 2019, we entered into a Letter of Intent with Eride Club Corp (“ECC”; www.erideclub.com), an Internet-based business targeting rentals, ride-sharing, and sales of bicycles, e-bicycles, electric vehicles and related products and services, providing for our purchase of 10% common or preferred equity ownership of ECC, pursuant to the following terms.

a)	2050 will issue ECC 100,000 Series B Preferred Shares, convertible into 100,000,000 common shares of ETFM which is currently approximately 12% of 2050 Corp.’s equity capitalization.
b)	ECC to issue 2050 10% of common and/or preferred equity of ECC, with 2050 being issued a right of participation in future ECC funding rounds through year-end 2020 at its 10% ownership threshold.
c)	A sales and marketing commission arrangement shall be executed, whereby customers (both sales outlets and consumers) signing up for an ECC affiliate program to be called “2050Ride” will use a unique promo code. 2050Ride will be labeled an “ECC Company” or “ECC powered Company” or similar.
d)	ECC shall be given a 3-year option to spin-out/spin-off to 2050 Corp. shareholders. 2050 Corp. will bear the expenses of any S-1 or other required registration/filing for such action.
e)	Under a non-circumvent non-disclosure agreement (NCNDA), ECC will deliver the specs and engineering information on the system to 2050 so that both parties can improve and enhance the application and portal(s) and make representations to prospective testers as to the capabilities of the beta version when delivered. 2050 will provide ECC with any proprietary research it may perform to develop a similar platform. This high-level information shall be exchanged immediately upon signing of this Agreement, or as soon as practicable when such information is obtained by either party.
f)	ECC shall deliver to 2050 Corp. weekly updates as to the development status of its platform on internal conference calls or through electronic communications.
g)	No later than close of business 4pm EDT August 1, 2019, ECC will deliver to 2050 a beta version of its erideclub.com Internet platform, that will allow rentals, ride-sharing and sales of bicycles, e-bicycles, electric vehicles (EV’s), and related products and services. The system will have been tested and validated by sales outlets and end users and verified as to its efficacy, functionality and scalability by independent third-parties. Upon validation of the platform and signing of a Definitive Agreement, the share exchange and spin-out/spin-off rights shall become binding and effective.
h)	2050 will be a preferred marketing partner of this system in the United States and will co-brand with ECC. This marketing exclusivity will not preclude ECC and 2050 from marketing to each other’s target markets or worldwide, through direct sales efforts, so long as such activities are supportive.
i)	Revenues generated from businesses and individuals that sign up for ECC by clients on-boarded via 2050’s distribution and maintain a 2050 generated ECC account will generate a sales commission and ongoing royalty stream to 2050 of 50%-70% to be determined by mutual negotiation and agreement prior to closing. All revenues will be calculated on a net basis – taking into consideration remittances due to sales outlets and other service provider clients.
j)	ECC will provide support to the system for engineering, trouble tickets, and related, with any 2050Ride specific expenses and reimbursement to be mutually negotiated before commercial launch of the system.
k)	Through its affiliate EDGE FiberNet, its 2050Tel subsidiary or related parties, 2050 Corp. will provide cloud services, transaction processing services and payment gateway services to ECC upon mutual negotiation and agreement.

Item 9.01. Exhibits

(a) Exhibits. The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Letter of Intent with Eride Club Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

2050 MOTORS, INC.

Date: April 23, 2019	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer